                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Jefferson-Pilot Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

Jefferson-Pilot Logo

                          JEFFERSON-PILOT CORPORATION
                            100 North Greene Street
                        Greensboro, North Carolina 27401

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                           MEETING DATE: MAY 3, 1999

Dear Shareholder:

You are cordially invited to attend our 1999 Annual Meeting of Shareholders. We will meet in Jefferson-Pilot's offices in Greensboro on Monday, May 3, 1999, at 10:00 A.M.

The matters we will be acting on at the meeting are described in the attached Notice of Meeting and Proxy Statement.

Jefferson-Pilot's activities and performance during 1998 are reviewed in the enclosed Summary Annual Report and Financial Supplement.

Your vote is important. I urge you to vote your shares by proxy, even if you plan to attend the meeting. This will ensure that your shares are voted. Please fill out, sign and return your proxy card promptly.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

/s/ David A. Stonecipher

David A. Stonecipher
Chairman, President and CEO

March 29, 1999

Jefferson-Pilot Logo

                          JEFFERSON-PILOT CORPORATION

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS

DATE:   MONDAY, MAY 3, 1999
TIME:   10:00 A.M.
PLACE:  FOURTH FLOOR, JEFFERSON-PILOT BUILDING
        100 NORTH GREENE STREET
        GREENSBORO, NORTH CAROLINA

At our Annual Meeting of Shareholders we will ask you to:

     (1) elect three persons as Class I directors, each for a term of three years;

     (2) approve key amendments to the Long Term Stock Incentive Plan;

     (3) approve the ongoing amended Non-Employee Directors' Stock Option Plan for the Corporation's outside directors;

     (4) approve our CEO's bonus arrangement; and

     (5) transact any other business properly brought before the Meeting or any adjournment of the Meeting.

If you were a shareholder of record at the close of business on March 1, 1999, you may vote at our Annual Meeting or any adjournment of the Meeting.

Please promptly complete, date, sign and return the enclosed proxy card. You may revoke your proxy at any time before it is voted at the meeting.

On behalf of the Board of Directors,
/s/ Robert A. Reed

Vice President and Secretary                                      March 29, 1999

--------------------------------------------------------------------------------

CONTENTS
Proxy Solicitation and Voting Information...................    3
Proposal I -- Election of Directors.........................    4
Stock Ownership.............................................    7
Executive Compensation......................................    8
Proposal II -- Approval of Key Amendments to the Long Term
  Stock Incentive Plan......................................   16
Proposal III -- Approval of the Ongoing Amended Non-Employee
  Directors' Stock Option Plan..............................   18
Proposal IV -- Approval of CEO Bonus Arrangement............   20
Other Information...........................................   21

PROXY STATEMENT

PROXY SOLICITATION AND VOTING INFORMATION

WHO IS ENTITLED TO VOTE?

Shareholders of record at the close of business on March 1, 1999 (the Record
Date) are entitled to vote at the Meeting. Each share of common stock is entitled to one vote on each voting matter.

WHAT CONSTITUTES A QUORUM AT THE MEETING?

A majority of the outstanding shares of common stock, represented in person or by proxy, will constitute a quorum for transacting business. On the Record Date, 105,937,063 shares were outstanding.

HOW DO I VOTE?

The enclosed proxy is solicited by our Board of Directors. To vote, please complete, sign and date each proxy card you receive and return it in the prepaid envelope. Proxies will be voted if properly signed, received prior to the close of voting at the Meeting and not revoked. Where you specify a choice with respect to any matter, your shares will be voted as you specify. Unless you otherwise specify on the proxy, properly executed proxies which are returned in a timely manner will be voted for all nominees for director, for the three other proposals and in accordance with the best judgment of the proxy holders, in the interest of the Corporation, on any other matters properly brought before the meeting.

WHAT SHARES ARE INCLUDED IN THE PROXY CARD?

Proxies represent shares held of record and also represent full and fractional shares held under our Dividend Reinvestment Plan, under our 401(k)/TeamShare Plan for employees and career agents and under our Agents' Retirement Plan.

CAN I VOTE ELECTRONICALLY?

Yes. If you are a registered shareholder (that is, you hold stock certificates registered with our transfer agent in your own name or with others) you may vote electronically through the Internet, by following the instructions included with your proxy card.

If your shares are held in "street name," you will need to contact your broker or other nominee to ask if you can vote by telephone or electronically. Brokers and other nominees can vote electronically through their depositaries.

HOW CAN I REVOKE MY PROXY?

After you return a proxy you may revoke it at any time before its use. To revoke it, you may (1) deliver a written notice of revocation to our corporate secretary, (2) submit a properly executed, subsequently-dated proxy or (3) vote in person at the Meeting.

WHO WILL COUNT THE VOTE?

Representatives of Georgeson & Company, Inc. will count the vote, and Georgeson will serve as Inspector of Election.

WHAT VOTE IS REQUIRED TO APPROVE EACH MATTER?

The nominees receiving the highest number of votes will be elected directors. Approval of each of the other Proposals requires a majority of the votes cast by shareholders on the proposal. Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions, broker non-votes or failure to vote are disregarded in tabulating voting results. Shareholders may not cumulate their votes.

WILL ANY SHAREHOLDER PROPOSALS BE PRESENTED AT THE MEETING?

No. Our By-Laws require advance written notice to our corporate secretary at least 90 days before the Meeting, of any resolution to be presented at the Meeting. He has not received any such notice.

WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

This indicates that your shares are registered differently and are in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted. To provide better shareholder services in the future, we encourage you to have all accounts registered in the same name and address. You may do this by contacting our transfer agent, First Union, at 1-800-829-8432, or by fax to 1-704-590-7618.

WHAT ABOUT THE 1998 STOCK SPLIT?

All data in this Proxy Statement relating to our common stock and stock options have been adjusted where necessary to reflect the three-for-two split of the common stock in April 1998.

PROPOSAL I -- ELECTION OF DIRECTORS

Our Board now has eleven directors, divided into three classes whose terms end in successive years. The terms of the three Class I directors expire at the 1999 annual meeting. One of these directors, Robert H. Spilman, is not standing for reelection in deference to the Board's retirement policy for Directors. The Board expresses its appreciation for the valued service of Bob Spilman to Jefferson-Pilot.

The remaining two members of Class I have been nominated to serve for a new three year term that will end in 2002. Kenneth C. Mlekush also has been nominated for this term. Mr. Mlekush is a director currently serving in Class
III. His nomination in Class I is intended to make the size of the classes approximately equal as required by our Articles of Incorporation and By-laws. There will be one vacancy on the Board after the Meeting. The Board intends to leave this vacancy open until it identifies an appropriate individual who would be willing to serve as a director.

If any nominee is unable or unwilling to serve as a director for any reason (which is not anticipated), proxies will be voted for the election of any substitute nominee designated by our Board of Directors or its Executive Committee. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting.

The table below presents certain information about these nominees and the other directors whose terms of office will continue after the Meeting.

                 NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING 2002 -- CLASS I
KENNETH C. MLEKUSH                     Executive Vice President of the Corporation since January 1,
age 60                                 1993; President of Jefferson-Pilot Life Insurance Company
Director since 1998                    since February 9, 1998, previously Executive Vice
                                       President -- Individual Operations
WILLIAM PORTER PAYNE                   Chairman, Orchestrate.Com, Atlanta, GA since July 1998; Vice
age 51                                 Chairman of NationsBank Corporation from February 1997 to
Director since 1993                    June 1998; President and Chief Executive Officer, Atlanta
                                       Committee for the Olympic Games, Atlanta, GA from January
                                       1991 to January 1997
DAVID A. STONECIPHER                   Chairman of the Board of the Corporation since May 1998;
age 58                                 also President and CEO since March 1993; President-Elect and
Director since 1993                    CEO-Elect from September 1992 to February 1993; President,
                                       GeorgiaUS (holding company), Atlanta, GA to August 1992

                    CONTINUING DIRECTORS FOR THE TERM EXPIRING 2000 -- CLASS II
EDWIN B. BORDEN                        President and Chief Executive Officer, The Borden
age 63                                 Manufacturing Co. (textile management company), Goldsboro,
Director since 1991                    NC
WILLIAM H. CUNNINGHAM                  Chancellor, The University of Texas System, Austin, TX since
age 55                                 September 1992; previously President, the University of
Director since 1986                    Texas at Austin
E. S. MELVIN                           President and Chief Executive Officer, The Joseph M. Bryan
age 65                                 Foundation of Greater Greensboro, Inc. (private charitable
Director since 1986                    foundation) since January 1997; Senior Vice President,
                                       Central Carolina Bank & Trust Company to December 1996
DONALD S. RUSSELL, JR.                 Attorney in sole practice in Columbia, SC
age 59
Director since 1977

                   CONTINUING DIRECTORS FOR THE TERM EXPIRING 2001 -- CLASS III
ROBERT G. GREER                        Consultant in the formation of, and then Chairman since
age 64                                 September 1996 of the Bank of Tanglewood, N.A., Houston,
Director since 1975                    Texas; Vice Chairman and Advisory Director, Northern Trust
                                       Bank of Texas from August 1995 to May 1996; previously
                                       Chairman of the Board of Tanglewood Bank
GEORGE W. HENDERSON, III               Chairman and Chief Executive Officer, Burlington Industries
age 50                                 Inc. (manufacturer of textile products), Greensboro, NC
Director since 1995                    since January 1, 1995; President and Chief Operating Officer from April 1993; also a director since 1990
PATRICK S. PITTARD                     President and Chief Executive Officer of Heidrick &
age 53                                 Struggles (executive search firm), Atlanta, GA since January
Nominee                                1997; previously its Managing Partner, North America.

---------------

(1) In addition to the directorships shown in the table, Mr. Borden is a director of Carolina Power & Light Company, Mount Olive Pickle Company, Ruddick Corporation, Triangle Bancorp and Winston Hotels, Inc.; Mr. Cunningham is a director of thirty-two funds in the John Hancock family of mutual funds, Golfsmith International, Inc., La Quinta Motor Inns, Inc. and Texas Commerce Bank (Advisory Director); Mr. Henderson is a director of Wachovia Corporation; Mr. Melvin is a director of Central Carolina Bank; Mr. Payne is a director of ACSYS, Inc., Anheuser Busch, Inc., Cousins Properties, Inc. and Premier Technologies, Inc.; and Mr. Russell is a director of Piedmont Natural Gas Company.

WHAT ABOUT ATTENDANCE AND BOARD COMMITTEES?

Attendance by directors at 1998 meetings of the Board and of committees on which they served averaged 98%. All directors attended at least 75% of the meetings of the Board and of committees on which they served.

The Statement of Principles of Jefferson-Pilot Corporation with Respect to Certain Corporate Governance Matters was adopted by the Board and ratified overwhelmingly by shareholders in 1993. Under these Principles, the Audit, Compensation and Conflict of Interests Committees may not include any inside director -- no current or recent executive officer or any relative, or any other director who is an executive officer of another public corporation on whose board one of our executive officers and directors serves. Each of these Committees is authorized to engage independent advisers with an appropriate budget available for this purpose. The Nominating Committee may not include more than one inside director.

Executive Committee -- met once in 1998. The members are Directors Spilman (Chairman), Borden, Cunningham, Greer and Stonecipher. This Committee may exercise all of the powers and authority of the

Board, except for the power to issue stock or declare dividends and certain other powers specifically reserved by North Carolina law to the Board.

Audit Committee -- met three times in 1998. The members are Directors Russell (Chairman), Henderson, Melvin and Payne. This Committee recommends the independent accountants to be appointed by the Board; approves the scope of the accountants' examination and other services; reviews the financial statements, including auditors' opinions and management letters, and reports to the Board the Committee's recommendation; reviews financial and/or fiscal policies and policy decisions; determines the duties and responsibilities of the chief internal auditor, and approves his budget and the scope of his work; reviews progress on the Year 2000 issue; and, through review of the results of internal and external audits, monitors internal programs to ensure compliance with laws, regulations and our responsibilities for financial reporting to the public.

Compensation Committee -- met twice in 1998. The members are Directors Cunningham (Chairman), Melvin, Pittard and Spilman. This Committee approves salaries paid to senior executive officers; reviews our tax qualified employee benefit plans; reviews all recommendations for changes in any plan which must be approved by the Board; and determines awards for senior executive officers under incentive plans including stock plans.

Nominating Committee -- met twice in 1998. The members are Directors Spilman (Chairman), Cunningham, Greer, Henderson and Pittard. This Committee recommends to the Board nominees for election as directors and the composition of all Committees of the Board other than the Executive and Nominating Committees. In selecting director nominees, the Committee will consider nominees recommended in writing by shareholders. The Committee will not be able to consider shareholder recommendations received less than 120 days before shareholders meet to elect directors.

Conflict of Interests Committee -- met once in 1998. The members are Directors Melvin (Chairman), Borden, Payne and Russell. This Committee recommends policies or procedures designed to avoid conflicts of interest involving our directors and officers. It also is responsible for investigating any complaints or activities involving actual or potential conflict, and recommending to the Board appropriate action relating to any conflict. This Committee also annually reviews all significant relationships, direct or indirect, that directors have with Jefferson-Pilot, based on surveys that all directors complete. Based on this review and in accordance with our Statement of Principles, the Committee then also makes any appropriate recommendation to the Board concerning Committee assignments.

HOW ARE DIRECTORS COMPENSATED?

Cash. Directors who are not our employees receive an annual retainer of $35,000, and a meeting fee of $2,000 for each Board meeting and $1,000 for each committee meeting they attend (reduced to $500 for a committee meeting held in connection with a Board meeting). Committee chairpersons receive an additional annual retainer of $5,000. From 1995 until October 1998, the Board retainer was $30,000, the Board meeting fee was $1,000, the Committee chair retainer was $3,000 and a $1,000 meeting fee was paid for a life subsidiaries' board meetings.

Directors do not receive fees for the execution of written consents in lieu of Board or Committee meetings. We reimburse directors for travel, lodging and meal expenses when they travel to meetings.

Directors may elect to defer receipt of some or all cash directors' fees. Deferred accounts are credited, at the director's election, with either phantom units for our common stock, or with interest at rates representative of market rates. Deferred accounts are unfunded and are paid out in shares of common stock, or cash for the interest rate option, in up to ten annual installments after the director leaves the Board. A grantor trust holds JP common stock equal to the phantom units in deferred fee accounts.

Stock Options. Non-employee directors receive non-discretionary stock option awards, each exercisable at the fair market value of JP common stock on the award date. All directors receive an annual option award for 5,000 shares on the first regular quarterly Board meeting date in each year through 2003, but the face value of the award (shares times exercise price) in future years may not grow by more than 8% per year compounded from the face value of the February 8, 1999 option. A new director immediately receives an option to purchase shares having a face value of $175,000. The first annual option is prorated for months served for a new director. The ongoing amended Non-Employee Directors' Stock Option Plan, if approved by shareholders, expires on March 31, 2003, unless earlier terminated.

STOCK OWNERSHIP

WHAT IS THE STOCK OWNERSHIP OF OUR DIRECTORS AND OFFICERS?

                                                                 SHARES
                                                              BENEFICIALLY
                                                                OWNED ON
                                                                MARCH 1,
NAME                                                           1999(1)(2)
--------------------------------------------------------------------------
Directors:
Edwin B. Borden.............................................      51,884
William H. Cunningham.......................................      33,271
Robert G. Greer.............................................      32,236
George W. Henderson, III....................................      30,804
E. S. Melvin................................................      46,054(2)
Kenneth C. Mlekush..........................................     215,811
William Porter Payne........................................      33,419
Patrick S. Pittard..........................................       4,909
Donald S. Russell, Jr.......................................      39,091
Robert H. Spilman...........................................      53,593
David A. Stonecipher........................................     770,729
Other officers named in compensation table:
Dennis R. Glass.............................................     182,804
Theresa M. Stone............................................      11,976
E. Jay Yelton...............................................     168,763
Directors and executive officers as a group (15 persons)....   1,773,370

---------------

(1) The individuals have sole voting and investment power over the shares, except: Mr. Melvin: 172 total shares are held by his wife; Mr. Spilman:
     1,575 shares are held by his wife; and Mr. Stonecipher: 4,500 shares are held by his wife. Except as specifically indicated, the directors named in this note have no authority to vote these shares. The shares reported include shares held for each officer under our 401(k)/TeamShare plan, share equivalent units under the directors' fee deferral plan as follows: Mr. Borden, 698 shares; Mr. Henderson, 3,918 shares: Mr. Melvin, 4,191 shares; and Mr. Pittard, 659 shares; and the following shares which the individuals had the right to acquire within 60 days through the exercise of options: employee plan: Mr. Stonecipher, 678,750; Mr. Glass, 168,125; Mr. Mlekush, 213,125; Ms. Stone, 10,000; and Mr. Yelton, 161,875; non-employee director plan: Messrs. Borden, Cunningham, Greer, Henderson, Melvin, Payne, Russell and Spilman, 26,436 each; and Mr. Pittard, 3,750; and the group (both option plans), 1,537,738. Information for Messrs. Glass and Pittard is as of March 9, 1999.
(2) None of the individuals reported beneficial ownership of more than 1% of the total shares outstanding. Mr. Melvin reported that he is coexecutor of the estate of Joseph M. Bryan, which owns 1,256,512 shares (1.2%), as to which Mr. Melvin disclaims beneficial ownership.

Jefferson-Pilot believes that all of our executive officers and directors complied for 1998 with all applicable stock ownership reporting requirements under Section 16(a) of the Securities Exchange Act of 1934.

The following table shows the only shareholder who reported to the Securities and Exchange Commission beneficial ownership of more than 5% of our common stock as of December 31, 1998.

                                                              AMOUNT AND
                                                              NATURE OF       PERCENT
NAME AND ADDRESS                                              BENEFICIAL        OF
OF BENEFICIAL OWNER                                           OWNERSHIP        CLASS
-------------------------------------------------------------------------------------
Capital Research and Management Company                        6,150,000        5.8%
333 South Hope Street
Los Angeles, CA 90071

This shareholder is an investment advisor and reported that it has no voting power and sole dispositive power over the shares.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

What are the principles of Jefferson-Pilot's executive pay program?

The executive compensation program is based on guiding principles designed to align compensation with Jefferson-Pilot's mission, business strategy and values. Building on this foundation, the executive compensation program is designed to retain and motivate the executive talent needed to maximize our return to shareholders. The program:

     - provides base compensation levels that are competitive with that provided in the various markets in which we compete for executive talent;

     - rewards executives for the achievement of specific corporate and unit earnings goals, as well as market related goals necessary to build shareholder value over the long term; and

     - creates earned share ownership opportunities to link executive and shareholder interests with a focus on maximizing long term shareholder value.

The Compensation Committee considers each of these principles, which are described in greater detail below, as it implements the program.

How are competitive compensation levels determined?

The Committee establishes total compensation (base salary and incentive) targets for executives for expected levels of performance. We use published survey materials, proxy statement analyses and counsel with consultants to establish target compensation levels, including incentive compensation. Companies listed as the "Similarly Diversified Companies" in the Performance Graph are included in the compensation survey data, as are other companies. We use broad financial services and insurance industry surveys to determine competitive data, since executives may be recruited from or attracted to companies other than those included in the Graph. In general, we target total compensation at the second quartile (the 50 to 75 percent range) of the relevant marketplace for each executive's area of responsibility, such as life insurance or broadcasting. Actual total compensation of most of the Named Officers for 1998, including Mr. Stonecipher, fell within the second quartile of the relevant marketplace.

How are incentive and reward built into the compensation program?

Both the short and long term goals described below must be achieved for executives to earn competitive total compensation. Depending on position, between 50 and 75 percent of each executive officer's total targeted compensation is based upon performance. Performance related elements include annual bonus, as well as two forms of long term incentives under the Long Term Stock Incentive Plan: long term incentive compensation plan (LTIP) payouts, and stock options. LTIP was designed in combination with the expected value of stock option grants so as to make available competitive and performance-related long term incentive opportunities.

Annual Bonus. The annual incentive compensation (bonus) plan is keyed to competitive annual incentive norms. Payments are based on the achievement of short term goals consisting of operating income targets set for Jefferson-Pilot and each line of business. Additional short term goals such as premium growth and new business issued may also affect a specific executive's incentive award. The short term goals are developed based on our annual budgets and operating plans. The weights accorded to the goals vary depending on the executive's position. For most executive officers, the 1998 bonuses reflected both good earnings growth and the extraordinary effort expended in the integration of several major acquisitions. The actual 1998 performance of Jefferson-Pilot and of the Named Officers resulted in annual bonuses varying from 53% to 110% of base salary.

LTIP. LTIP payouts are based on cumulative growth in operating earnings per share (EPS). Participants are eligible for a payment each year, contingent upon the Corporation's achieving specified levels of compound growth rate in the cumulative operating earnings per share ("CGR") during the prior three years. Payouts are expressed as a percentage (which varies according to the participant and the level of CGR achieved) of each participant's salary during the last year of the three year measurement period. No LTIP payments will be made if the three year CGR is less than 50% of the targeted CGR. Payouts for Mr. Stonecipher are based on a percentage that is 33% greater than the percentage for other LTIP participants due to differences in competitive practice for the Chief Executive Officer position versus that of other executive officers. Further details are provided with the Long Term Incentive Plans table on page 12.

Stock Options. Stock option awards are made in amounts that, when combined with long term incentives under the LTIP program, are designed to provide total long term incentive compensation that is competitive with other large insurance companies, based on data from industry surveys. Actual gains from stock options depend upon stock price increases from the fair market value at the time of grant. The Compensation Committee does not consider levels of share ownership or past option grants in making current stock option awards as it desires to continually reinforce the goal of stock price improvement.

Some of the stock options awarded to executive officers were granted pursuant to employment agreements, which are described on page 13.

Are these plans designed to build equity ownership?

We expect sustained ownership of Jefferson-Pilot stock by our executives upon shares being earned through performance. Half of the LTIP value earned is delivered in common shares. In the recent payout based on the three year CGR through 1998, an aggregate of 9,003 shares were delivered to five executive officers. We further strengthen the direct link between shareholders and executives by using stock options as an important incentive vehicle. Expectations are established informally regarding executives' continued ownership of our shares during their employment.

What was the Chief Executive Officer's compensation for 1998?

Mr. Stonecipher's salary for 1998 reflected a 4% increase over his 1997 salary. Under his new employment agreement, which was negotiated on an arms' length basis and entered into in September 1997, Mr. Stonecipher's bonus for 1998 was determined in accordance with a formula based on growth in operating EPS. In 1998, operating EPS increased 21% compared with 1997 results. In addition, under this agreement, Mr. Stonecipher participates in LTIP and received a payout in early 1999 based on achievement of above target CGR over the three year period 1996-98. In February 1998 he received a stock option to purchase 120,000 shares at the fair market value on the award date. Additional options related to signing of his 1997 employment agreement are discussed on page 13.

Is all compensation tax deductible?

The Compensation Committee has taken steps to minimize any compensation that would be non-deductible under Section 162(m) of the Internal Revenue Code. A portion of Mr. Stonecipher's bonus for 1997 was deductible because it was earned under his prior employment agreement which predated the adoption of Section 162(m). In the event that any material amount might potentially not be deductible under

Section 162(m), the Committee will consider what actions, if any, should be taken to seek to make such compensation deductible without compromising its ability to motivate and reward excellent performance.

                              COMPENSATION COMMITTEE

                              William C. Cunningham, Chairman
                              E. S. Melvin
                              Patrick S. Pittard
                              Robert H. Spilman

                                * * * * * * * *

This table summarizes compensation for our chief executive officer, and for the four other executive officers who were the highest paid for 1998 (Named Officers).

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                        COMPENSATION
                                                                    ---------------------
                                                                    AWARDS(1)     PAYOUTS
                                                                    ----------    -------
                                             ANNUAL COMPENSATION    SECURITIES     LTIP      ALL OTHER
                                            ---------------------   UNDERLYING    PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)    OPTIONS(#)    ($)(2)       ($)(3)
--------------------------------------------------------------------------------------------------------
David A. Stonecipher...............  1998    936,000    1,029,600    270,000(4)   561,600       4,640
Chairman, President and              1997    900,000      965,656    330,000(4)   540,000       7,024
Chief Executive Officer              1996    843,650      633,000    187,500      484,930       6,750
Kenneth C. Mlekush.................  1998    456,539      300,000     37,500      207,000       3,624
Executive Vice President             1997    400,000      250,000     45,000      180,000       7,214
                                     1996    365,500      200,000     58,125      157,567       6,039
Theresa M. Stone(5)................  1998    364,000      250,000     30,000      163,800       7,360
Executive Vice President;            1997    225,000      100,000         --       78,750      10,000
President of Jefferson-Pilot         1997         --           --         --           --          --
Communications Company
Dennis R. Glass....................  1998    375,000      200,000     30,000      168,750       4,217
Executive Vice President and         1997    350,000      200,000     45,000      157,500       3,518
Treasurer                            1996    327,600      150,000     58,125      141,228       2,314
E. Jay Yelton......................  1998    325,000      200,000     22,500      146,250       6,393
Executive Vice President             1997    310,000      175,000     37,500      139,500       5,230
                                     1996    286,000      150,000     45,000      123,295       6,168

---------------

(1) None of the Named Officers have been granted any stock appreciation rights or restricted stock awards.
(2)  LTIP payouts were made 50% in shares of our common stock.
(3) Company matching and gain sharing contributions to the 401(k)/TeamShare Plan, and a portion of gain sharing paid in cash to all employees, are listed.
(4) Include 150,000 share option awards in September 1997 and January 1998 under Mr. Stonecipher's September 1997 employment agreement.
(5) Ms. Stone became an executive officer in mid-1997 in connection with an acquisition.

LONG TERM STOCK INCENTIVE PLAN

This plan provides long term incentives, based on Jefferson-Pilot common stock and on growth in operating earnings per share (EPS), to employees who may influence our long term performance. Key features of the plan include stock options and long term incentive awards (LTIP). The option price may not be less than 100% of the fair market value of the stock on the award date. The following table shows options awarded by the Compensation Committee in 1998 to the Named Officers.

The price of the common stock must go up in order for optionees to realize any gain. As the stock price increases, all shareholders benefit proportionately.

                           OPTION GRANTS DURING 1998

                                                         PERCENT OF
                                            NUMBER OF      TOTAL
                                            SECURITIES    OPTIONS                               GRANT DATE
                                            UNDERLYING   GRANTED TO                            PRESENT VALUE
                                             OPTIONS     EMPLOYEES    EXERCISE   EXPIRATION   (BLACK-SCHOLES)
NAME                                        GRANTED(#)    IN 1998     PRICE($)      DATE          ($)(1)
-------------------------------------------------------------------------------------------------------------
David A. Stonecipher......................   150,000        19.6%      51.25      1/06/08        1,812,000
                                             120,000        15.7%      54.00      2/09/08        1,659,600
Kenneth C. Mlekush........................    37,500         4.9%      54.00      2/09/08          518,625
Theresa M. Stone..........................    30,000         3.9%      54.00      2/09/08          414,900
Dennis R. Glass...........................    30,000         3.9%      54.00      2/09/08          414,900
E. Jay Yelton.............................    22,500         2.9%      54.00      2/09/08          311,175

---------------

(1) The present values have been calculated through standard application of the Black-Scholes pricing model. We used the following assumptions: options are exercised at the end of their ten year term; interest rates are based on U.S. Treasury Strips available on the grant date and maturing at the end of the term; volatility is based on the average daily closing market prices for December 1992 through December 1997; and the average annual dividend growth rate approximates 10%. The actual value an officer receives from a stock option depends on future market conditions. It may be more or less than the present value shown. In addition, the value shown does not take into account the nontransferability of the options. The options become exercisable in one third increments over three years, or upon earlier death, disability, retirement, termination of employment after completion of the term of an employment agreement, or a change in control.

The following table shows stock option exercises during 1998 and the year-end value of unexercised options.

                      AGGREGATED OPTION EXERCISES IN 1998
                      AND DECEMBER 31, 1998 OPTION VALUES

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                            SHARES                      OPTIONS AT 12-31-98(#)            AT 12-31-98($)
                          ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                      EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------
David A. Stonecipher....        --             --       578,750        490,000      25,916,246     13,121,254
Kenneth C. Mlekush......        --             --       170,000         83,125       8,210,312      2,493,282
Theresa M. Stone........        --             --            --         30,000              --        630,000
Dennis R. Glass.........    16,875        612,191       147,500         75,625       6,809,689      2,335,782
E. Jay Yelton...........        --             --       130,625         58,750       6,137,398      1,824,480

The following table and notes provide information with respect to LTIP.

                           LONG TERM INCENTIVE PLANS

                                                                                 ESTIMATED FUTURE PAYOUTS
                                                            PERFORMANCE              UNDER NON-STOCK-
                                                              OR OTHER              PRICE-BASED PLANS
                                       NUMBER OF SHARES,    PERIOD UNTIL    ----------------------------------
                                        UNITS OR OTHER     MATURATION OR     THRESHOLD     TARGET     MAXIMUM
NAME                                     RIGHTS(#)(1)        PAYOUT(2)        ($)(3)       ($)(3)      ($)(3)
--------------------------------------------------------------------------------------------------------------
David A. Stonecipher.................           --           1998-2000        192,816      385,632    578,448
Kenneth C. Mlekush...................           --           1998-2000         71,760      143,520    215,280
Theresa M. Stone.....................           --           1998-2000         56,784      113,568    170,352
Dennis R. Glass......................           --           1998-2000         58,500      117,000    175,500
E. Jay Yelton........................           --           1998-2000         50,700      101,400    152,100

---------------

(1) LTIP does not provide for awards of shares, units or other rights representing the right to receive compensation. LTIP provides for payouts based on the compound growth rate ("CGR") in cumulative operating earnings per share during the three year measurement period. Payouts, if any, are in a 50/50 ratio of cash and common stock valued at the fair market value on the payment date.
(2) Table amounts are based on current (1999) annual salary. Actual payments, if any, will be calculated as a percentage (which varies according to the participant and the level of CGR achieved) of salary during the last year in the period.
(3) Payouts are contingent upon achieving specified levels of CGR, and service to the end of the three year measurement period. The target amount will be payable if the targeted CGR is achieved. The threshold amount will be payable if 50% of the targeted CGR is achieved; below 50% no payout will be made. The maximum amount will be payable if 150% or more of the targeted CGR is achieved.

RETIREMENT PLANS

We provide executive retirement benefits under both a tax qualified plan and a nonqualified supplemental benefit plan. The table includes benefits under both plans.

                               PENSION PLAN TABLE

                                                                     YEARS OF SERVICE
                                                          --------------------------------------
                                                                                       20 YEARS
FINAL AVERAGE EARNINGS                                    10 YEARS      15 YEARS       OR MORE
------------------------------------------------------------------------------------------------
$  300,000..............................................  $ 75,000      $112,000      $  150,000
$  600,000..............................................  $150,000      $225,000      $  300,000
$  900,000..............................................  $225,000      $337,500      $  450,000
$1,200,000..............................................  $300,000      $450,000      $  600,000
$1,500,000..............................................  $375,000      $562,500      $  750,000
$1,800,000..............................................  $450,000      $675,000      $  900,000
$2,100,000..............................................  $525,000      $787,500      $1,050,000

The table illustrates straight life annuity benefits that would be payable annually upon normal retirement at age 65 on January 1, 1999. Benefits are not subject to offset for Social Security payments, but are reduced for early retirement.

For purposes of this table, covered compensation consists of the amounts disclosed in the Summary Compensation Table as salary and bonus. The credited years of service for the Named Officers are: Mr. Stonecipher, 6 years; Mr. Mlekush, 6 years; Mr. Glass, 5 years; Ms. Stone, 2 years; and Mr. Yelton, 5 years.

Mr. Stonecipher is entitled to additional retirement benefits under his employment agreement.

DO THE NAMED OFFICERS HAVE EMPLOYMENT CONTRACTS?

On March 1, 1993, David A. Stonecipher became President and Chief Executive Officer of the Corporation under an employment agreement which was to expire on December 31, 1997. A new employment agreement with Mr. Stonecipher was signed effective September 15, 1997. It continues to provide for base salary, annual bonus, LTIP and additional retirement benefits, and also for stock options granted at fair market value for 300,000 shares, of which 150,000 were granted upon signing with vesting in one third increments over three years, and 150,000 were granted on January 6, 1998 with vesting on December 31, 2002. The Compensation Committee may review and increase his salary as appropriate. The annual bonus as a percent of base salary is determined in accordance with a formula based on growth in operating earnings per share over the prior year. Under the agreement, all prior stock option awards and the discretionary award of options for 1997 on 120,000 shares made in February 1998 are fully vested.

Mr. Stonecipher, currently age 58, is entitled to an annual retirement benefit at age 65 equal to 67% (reduced if he leaves earlier) of the average annual base salary and annual bonus for the highest three of his last five years of employment. This will be reduced by other retirement benefits received by Mr. Stonecipher from his former employer or under our retirement plans. Mr. Stonecipher may elect to receive all or part of these retirement benefits as a single life annuity, as a lump sum and/or as payments in installments. A lump sum death benefit is payable if he dies during employment, in an amount equal to the present value of his accrued retirement benefits.

If Mr. Stonecipher's employment is terminated by the Corporation other than for good cause or if he resigns for good reason including following a change in control, he will: (1) receive a lump sum payment equal to (a) the base annual salary, and (b) 50% of the maximum bonus and LTIP payments, that he would have received for the lesser of three years or until December 31, 2002; (2) be fully vested in all stock options; and (3) become eligible for immediate retirement with benefits computed as if his employment had continued through December 31, 2002. If Mr. Stonecipher's employment is terminated by the Corporation for good cause or if he resigns following a demotion for good cause, items 1(a) and 2 through 4 above will apply except that his January 6, 1998 stock option will be forfeited.

Messrs. Mlekush, Glass and Yelton joined the Corporation in 1993 under three year employment agreements. Mr. Mlekush's agreement was renewed at the end of 1995 for an additional three years, and in 1996 the agreements for Messrs. Glass and Yelton were renewed for an additional three years. In connection with each renewal, the Compensation Committee awarded a guaranteed stock option for 11,250 shares exercisable at the fair market value on the award date in 1996. Ms. Stone joined the Company in 1997 as the result of an acquisition of life insurance companies, and a three year employment agreement became effective July 1, 1997 when she became President of Jefferson-Pilot Communications Company ("JPCC"). The agreement established her base salary and guaranteed a bonus for 1997. The Compensation Committee may review and increase salaries in subsequent years as appropriate. Executives may earn annual bonuses under a formula based on growth in operating EPS, performance of JPCC and/or other factors. Additional amounts may be paid for exceptional individual and company performance. The agreements also provide for LTIP.

Executive Change in Control Severance Plan. The Corporation has established a Plan providing for the payment of severance benefits to the Named Officers and certain other officers of the Company and its subsidiaries following a Change in Control. This would apply in the event of certain qualifying terminations of employment in connection with or within two years after the Change in Control. Terminations that will qualify for severance payments include a termination by the Company without "Cause" (as defined in the Plan) and a termination by the officer with "Good Reason" (as defined in the Plan). Good Reason includes significant reductions in aggregate compensation and benefits.

If a qualifying termination occurs, the Plan provides for lump sum severance payments equal to two or three, as specified for each officer, times the sum of the Named Officer's annual base salary, annual bonus and, if eligible, LTIP. For other officers, the Plan provides for two or one years' compensation and benefits. An additional amount also would be paid to cover any applicable excise tax on all benefits received as the result of a Change in Control (whether or not under the Plan) and any income or employment taxes imposed on this excise tax payment, so that the net amount retained by the officer would equal the amount the officer would have received absent any such excise tax. The Plan also provides for certain other benefits including continued employee benefits coverage.

The Corporation may amend or terminate the Plan or discontinue an officer's participation. However, it may only reduce or discontinue any officer's coverage or potential rights under the Plan after 12 months advance notice to any affected officer, and it cannot diminish protection for the two years after any Change in Control.

A plan covering lower level officers provides for a lump sum severance payment equal to up to one year's salary for any job elimination within two years after a Change in Control.

IS THE COMPENSATION COMMITTEE INDEPENDENT?

Directors Cunningham, Melvin and Spilman served as members of the Compensation Committee of the Board during all of 1998, and Mr. Pittard served from May 4. Hugh L. McColl, Jr. and Martha A. Walls also served until they left the Board on May 4. None of them ever has been an officer or employee of the Corporation or any of its subsidiaries or has had any other significant relationship with Jefferson-Pilot requiring disclosure under the proxy rules.

WHAT HAS BEEN OUR SHAREHOLDER RETURN?

The graph shows the total shareholder return (stock price appreciation plus reinvested dividends) for Jefferson-Pilot's common stock compared to two indexes: the Standard & Poor's 500 Stock Index and an index of certain other similarly diversified life insurance companies. The graph assumes that you invested $100 in each on December 31, 1993.

              COMPARISON OF FIVE YEAR TOTAL RETURN TO SHAREHOLDERS

   AMONG JEFFERSON-PILOT CORPORATION, S&P 500 INDEX AND SIMILARLY DIVERSIFIED
                                   COMPANIES
GRAPH

                                                                                                CUSTOM
                                                          JEFFERSON-                          COMPOSITE
                 MEASUREMENT PERIOD                         PILOT                              INDEX (8
                (FISCAL YEAR COVERED)                    CORPORATION         S&P 500           STOCKS)
DEC-93                                                              100               100               100
DEC-94                                                              114               101                92
DEC-95                                                              159               139               130
DEC-96                                                              199               171               153
DEC-97                                                              280               229               226
DEC-98                                                              414               294               271

The similarly diversified companies included in the custom composite index are American General Corporation, American National Insurance Company, The Liberty Corporation, Lincoln National Corporation, Protective Life Corporation, Provident Companies, Inc. (Class B Common), ReliaStar Financial Corp., and Torchmark Corporation. Each company is weighted according to its respective stock market capitalization at the beginning of each calendar quarter included in the graph.

PROPOSAL II -- APPROVAL OF KEY AMENDMENTS TO THE LONG TERM STOCK INCENTIVE PLAN

On February 8, 1999 the Board of Directors, upon recommendation of its Compensation Committee ("Committee"), adopted amendments to the Long Term Stock Incentive Plan ("Plan"). Certain key amendments are subject to approval by the shareholders, and are highlighted below.

The Plan is intended to benefit the Corporation and our shareholders by attracting, retaining and motivating highly qualified employees and agents, and by providing them an increased incentive, while also helping to align their interests more closely with those of shareholders.

SUMMARY OF THE KEY AMENDMENTS FOR WHICH SHAREHOLDER APPROVAL IS BEING REQUESTED

The first key amendment increases the amount of the Corporation's common stock available for issuance under the Plan by 4 million shares. This is approximately 3.8% of our outstanding shares at March 17, 1999. On that date, an aggregate of about 4,490,000 shares were covered by outstanding options. Only about 1,540,000 shares remained available for future options and other awards before this amendment.

The other key amendments are: 1. The term of the Plan is extended from its current expiration date of May 1, 2005 to May 3, 2009. This is ten years from the date of the shareholder vote on the key amendments.

2. The limit on the number of option shares which may be awarded in any calendar year to any one individual is increased to 500,000 (from 337,500). A limit of $800,000 on the total annual LTIP payout to any executive is being added.

DESCRIPTION

The following is a summary of the amended Plan. A copy of the Plan is available upon request to our corporate secretary, or from the SEC's EDGAR electronic database as an exhibit to our Form 10-K for 1998.

The Plan is administered by the Committee, which must be composed of outside, non-employee directors. The Committee selects the officers and other employees of the Corporation and its subsidiaries, and the independent insurance agents who sell our products, to be granted options or other awards. Other awards may include stock appreciation rights ("SAR's"), restricted stock, and awards of restricted stock, or LTIP awards, or other unrestricted stock delivered upon the achievement of performance goals established by the Committee. The LTIP program, until modified by the Committee, is as described on pages 9 and 12.

An option or other award may not be granted to any individual who, after the award, owns and/or holds options to acquire 10 percent or more of our Corporation's common stock. Incentive stock options qualifying under the Internal Revenue Code which first become exercisable in any one year cannot exceed $100,000 of stock purchase price as to each optionee.

In any year, no individual can receive options for more than 500,000 shares, or LTIP payments exceeding $800,000.

Under the amended Plan, as of March 17, 1999 about 10,030,000 shares of the Corporation's common stock were reserved for Plan purposes, including about 5,540,000 shares not yet subject to options. The total shares reserved for this amended Plan and the amended non-employee directors' plan discussed in Proposal III, is less than 10% of total shares outstanding. Shares issued under the Plan are authorized but unissued shares. Shares covered by options that terminate unexercised, and any restricted stock that fails to vest will be available for further use under the Plan. Any already owned shares tendered to pay for an option, and any shares withheld for taxes, will also be available for such use under the Plan.

The number and kind of shares subject to the Plan and outstanding awards, the exercise price of outstanding awards, and the individual limit on options will be adjusted for any change in the outstanding shares due to any stock split or stock dividend, recapitalization, merger, or other relevant corporate change.

The option exercise price is set by the Committee. It may not be less than the fair market value of the common stock on the grant date. Options may be exercisable for such periods as the Committee determines, but for not more than 10 years from grant.

The share purchase price must be paid in full at the time of exercise of any option. Payment may be in cash, shares of already owned common stock, or a combination of the two.

SAR's may be granted, in the sole discretion of the Committee, separately or in tandem with options. Generally, an SAR entitles the holder to receive upon exercise, cash and/or shares of our common stock equal to the spread between the fair market value of the stock on the exercise date and on the date the SAR was granted. No SAR's have been granted in recent years and none are now outstanding or presently contemplated by the Committee.

Restricted stock awards, and awards of LTIP or other unrestricted stock earned if performance goals are met, are limited to 10% of total shares reserved for the Plan. Discretionary, unrestricted stock grants are not permitted. Except for LTIP, stock awards have not been made in recent years.

Options may not be transferred except by will or the laws of descent or distribution, or under a qualified domestic relations order, except that the Committee may approve limited transfers under special circumstances.

The Committee establishes the vesting provisions for awards under the Plan, including the impact of any change in control.

Upon termination of an optionee's employment or any agent's contract, options may be exercised for the original option terms or for such shorter periods or subject to such limitations as may be determined by the Committee.

The Board of Directors may at any time amend or discontinue the Plan. However, it may not revoke or alter the terms of any outstanding option without the optionee's consent. In addition, shareholder approval is required for any Plan amendment that would increase the number of shares reserved for the Plan, decrease the minimum option price, extend the Plan's duration, or materially modify the requirements as to eligibility or materially increase the benefits accruing to Plan participants.

No options may be granted under the amended plan after May 3, 2009.

Options granted in 1998 are shown in the "Option Grants During 1998" table. LTIP awards providing for payouts 50% in stock for any earned awards are shown in the Long Term Incentive Plans table, and LTIP payouts made for 1998 based upon performance against the goals set by the Committee for the 1996-98 cycle are shown in the LTIP payouts column of the Summary Compensation Table. In February 1999, executive officers as a group (six persons) received options for 265,000 shares and LTIP payouts of 9,003 shares, and other employees and agents received options for 542,250 shares. The agent options were a special grant aggregating 259,000 shares to top producing agents, with vesting dependent on actual future business produced by the agents. The Committee has sole discretion to determine awards under the Plan, and thus it is not possible to determine the future benefits or amounts to be received by any individual or group of employees or agents. Approximately 550,000 shares remain covered by options granted in November 1997 to all employees below the level of vice president. As of March 17, 1999, the fair market value of our common stock, par value $1.25, was $72.94.

The grant of an option to, or the exercise of an option by, an officer or employee does not result in a charge to expense. Option grants to independent insurance agents must be charged to expense along with an appropriate tax deduction provision, generally at the time of vesting where the options vest based on continued insurance production.

CERTAIN FEDERAL TAX CONSEQUENCES

The grant of a stock option has no tax consequences for the Corporation or the optionee.

Upon exercise of a non-qualified option or SAR, the Corporation receives a deduction and the optionee realizes ordinary income. The amount equals the difference between the option price and the fair market value of the shares on the exercise date.

On the other hand, an optionee is not taxed at the time an Incentive Stock Option is exercised. The alternative minimum tax may apply. If the optionee holds the shares for the longer of one year from exercise or two years from the option grant, the optionee generally does not recognize income until the shares are sold, and the Corporation does not receive any deduction. Then, upon sale of the shares, the difference between the sale proceeds and the exercise price is taxed as capital gain. If this holding period is not met, the optionee realizes ordinary income and the Corporation receives a deduction, equal to the lesser of the gain realized on sale and the option spread at exercise.

Restricted stock grants are taxed at fair market value upon the vesting of shares, and the Corporation receives a deduction. This same tax treatment applies at the time of delivery of shares as unrestricted stock grants paid out after performance goals are achieved, such as LTIP payouts.

Section 162(m) of the Internal Revenue code limits the Corporation's tax deduction for its top officers, but "performance based" compensation is not counted against the limit. The Plan is designed to qualify options, LTIP awards, SAR's, and if determined by the Committee, restricted stock awards, as "performance based" compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE KEY AMENDMENTS TO THE LONG TERM STOCK INCENTIVE PLAN.

Approval of the key amendments requires the affirmative vote of a majority of the votes cast on this proposal at the Meeting.

PROPOSAL III -- APPROVAL OF THE ONGOING AMENDED NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

In February 1999, the Board's Compensation Committee recommended certain amendments to the stock option program for outside directors. The Board of Directors adopted the recommended amendments to the Non-Employee Directors' Stock Option Plan ("Plan"), with the ongoing Plan after March 31, 1999 being subject to approval by the shareholders.

The Plan is designed to encourage directors to acquire increased ownership of our common stock, thereby helping to align the interests of our non-employee directors and our shareholders. It also helps to attract and retain directors who have the experience, ability and skills necessary to assist in our sustained growth and prosperity.

The principal amendments extended the Plan to March 31, 2003 (from March 31,
1999), added 120,000 shares for Plan purposes, set the annual option award at 5,000 shares (previously 5,062) and capped future growth in its value, and set the initial option for a new director at a specified face value of $175,000 and also prorated a new director's first annual option.

Non-employee directors also receive cash remuneration for their services, as described under "How are Directors compensated?" on page 6.

DESCRIPTION OF THE PLAN.

The following is a summary of the Plan. A copy of the Plan is available upon request to our corporate secretary, or from the SEC's EDGAR electronic database as an exhibit to our Form 10-K for 1998.

The Plan now provides for an annual award of options to purchase 5,000 shares of our common stock at the first Board meeting in February of each year from 1999 through 2003. However, the growth in face value (shares times exercise price) of the annual award is limited to a cumulative compound rate of 8% per year from the face value of the February 1999 option. Annual awards are made to each active director who is not an employee of the Corporation or any of its subsidiaries or affiliates.

Each new non-employee director will receive, on joining the Board, an option for shares having a face value (shares times exercise price) of $175,000. The first annual award then will be reduced to prorated shares for the months served since election to the Board.

The option exercise price is the fair market value on the option grant date. The share purchase price must be paid in full at the time of exercise of any option. Payment may be in cash, already owned common stock or a combination of the two.

Annual awards will vest and become exercisable after one year. A new director's initial award will vest and become exercisable in equal annual installments over three years.

The Plan will expire, unless earlier terminated, on March 31, 2003.

                   NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

                                                                   NUMBER OF SHARES(1)
                                                              -----------------------------
                                                              INITIAL OPTION
                                                                AWARD FOR         ANNUAL
PLAN PARTICIPANTS                                              NEW DIRECTOR    OPTION AWARD
-----------------                                             --------------   ------------
Executive officers and other employees......................           0               0
Each non-employee director..................................       2,399(2)        5,000
Non-employee directors as a group(2)........................         N/A          45,000(3)

---------------

(1) Number of shares of common stock that can be purchased under each initial or annual option.
(2) As of March 17, 1999, calculated at the closing stock price.
(3) Includes nine non-employee directors. The exercise price for the February 1999 annual option awards is $69.25, which is the fair market value of the common stock on the grant date of February 8, 1999.

As of March 17, 1999, the fair market value of our common stock, par value $1.25, was $72.94.

All options will expire 10 years after the date of grant, unless earlier terminated. If a director terminates service on the Board due to death, disability, retirement pursuant to Board policy or a change in control, previously granted options will vest immediately. If a director terminates service on the Board for any other reason, any unvested options are forfeited. All options must be exercised within five years of termination of Board service, and in any event within the original 10 year option term. Options may not be transferred except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, except that the Committee may permit limited transfers under special circumstances.

Under the amended Plan, an aggregate of 537,376 shares of common stock are reserved for Plan purposes, including 210,608 shares not yet covered by options. Shares issued under the Plan are authorized but unissued shares. Shares covered by options that terminate unexercised, and any shares tendered to pay for an option or withheld for taxes, will be available for future option grants.

The number and kind of shares subject to the Plan, future awards and outstanding options, and the exercise price of outstanding options will be adjusted for any change in outstanding shares due to any stock split or stock dividend, recapitalization, merger or other relevant corporate change.

The Plan is administered by a Committee appointed by the Board and consisting of persons not eligible to participate in the Plan. The present members of the Committee are Messrs. Stonecipher and Mlekush and Hoyt J. Phillips, our Senior Vice President, Human Resources. However, the Committee has no discretion as to selection of directors to receive options, the number of shares covered by the Plan or any option or the purchase price for options.

Our Board of Directors may amend or terminate the Plan at any time. However, it may not revoke or alter the terms of any outstanding option without the optionee's consent. In addition, shareholder approval is required for any amendment that would extend the Plan's duration, reduce the option price below fair market value, increase the shares reserved or increase Plan benefits materially.

New accounting rules may be adopted that, effective later in 1999, would require a charge to expense for option grants to non-employee directors. If so, the Black-Scholes value at grant likely would be recorded along with an appropriate tax deduction provision. Application of these rules to the February 1999 options for 45,000 shares would have resulted in after tax expense of $490,165.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

All options are non-qualified options. The grant of an option has no tax consequences for the Corporation or the director. Upon exercise of an option, the Corporation receives a deduction and the director realizes ordinary income, equal to the difference between the option price and the fair market value of the shares on the exercise date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ONGOING AMENDED NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN.

Approval of the ongoing Plan requires the affirmative vote of a majority of the votes cast on this proposal at the Meeting.

PROPOSAL IV -- APPROVAL OF CEO BONUS ARRANGEMENT

Mr. Stonecipher signed a new five year employment agreement with the Corporation in September 1997. It replaced a five year agreement signed in 1992 when Mr. Stonecipher was recruited as our new chief executive officer. Both agreements were negotiated and approved by the Board's Compensation Committee. The agreement is described on page 13.

Internal Revenue Code Section 162(m) limits to $1 million the annual corporate tax deduction for compensation paid to the CEO and each of the four other highest paid executive officers. Section 162(m) excludes from this limit certain "performance based" compensation if approved by shareholders. Stock options and LTIP payouts under the Long Term Stock Incentive Plan are intended to qualify for this exclusion.

So that the Corporation can also claim a tax deduction for Mr. Stonecipher's annual bonus, shareholders are being asked to approve the arrangement for calculating the bonus that is payable to Mr. Stonecipher under his employment agreement.

The formula for calculating Mr. Stonecipher's bonus is based on the applicable year's percentage growth in operating income per share over the prior year. Operating income excludes realized capital gains and losses. The formula provides for a bonus of zero if operating income grows less than 5%, and a bonus of 30% of annual base salary at 5% growth, ranging up to a maximum of 110% of base salary for growth of 15% or more.

The agreement permits the Compensation Committee and Mr. Stonecipher to agree to adjust operating income and thus the bonus calculation to exclude the effects of extraordinary transactions or circumstances that affect materially the Corporation's income.

For 1998, Mr. Stonecipher received the maximum 110% bonus because operating income per share increased 21%. For 1997, operating income per share increased 14.7% and Mr. Stonecipher's bonus was 107% of his base salary.

The Compensation Committee also may award a discretionary amount of bonus above 110% that would not be deductible, to recognize exceptional service or to correct below market compensation. The Committee's philosophy regarding compensation and deductibility is covered in the Compensation Committee Report that begins on page 8.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE CEO BONUS ARRANGEMENT.

Approval of the CEO bonus arrangement requires the affirmative vote of a majority of the votes cast on this proposal at the Meeting.

OTHER INFORMATION

WHO ARE THE INDEPENDENT PUBLIC ACCOUNTANTS?

Since 1996 Ernst & Young LLP (E&Y) has been the independent public accounting firm that audits our financial statements and those of our principal subsidiaries.

In 1998, E&Y also reviewed our major filings with the SEC, conducted due diligence reviews for acquisitions, provided actuarial assistance and evaluated the effects of various accounting and tax issues.

Our Board's Audit Committee reviews summaries of the audit and non-audit services provided by E&Y and the related fees.

Upon recommendation of the Audit Committee, our Board has reappointed E&Y to audit the 1999 financial statements.

Representatives will attend the annual Meeting to make a statement, if they choose, and to answer questions you may have. E&Y representatives also have direct access to members of the Audit Committee and regularly attend their meetings.

WHAT ARE THE EXPENSES AND METHODS OF THIS PROXY SOLICITATION?

Jefferson-Pilot pays the costs of soliciting proxies. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable costs of forwarding solicitation materials to beneficial owners of our stock.

We have retained Georgeson & Co. to perform various proxy advisory and solicitation services for a total estimated fee of $12,500, plus out-of-pocket expenses. In addition, our directors and employees may solicit proxies in person, by mail or by telephone or other electronic means.

DOES JEFFERSON-PILOT HAVE ANY CORPORATE GOVERNANCE PRINCIPLES?

A portion of our Statement of Principles is described on page 5. Jefferson-Pilot has complied with the Principles in all material respects. The Principles have not been modified, amended or waived in any respect since March 1997. The Principles are available upon request to our corporate secretary and will be available for review by shareholders at the Meeting.

WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2000 ANNUAL MEETING?

Jefferson-Pilot's 2000 annual meeting of shareholders is scheduled for May 2, 2000. Any shareholder proposals to be included in our proxy statement for that meeting must be received by our corporate secretary by November 29, 1999.

The Corporation's Articles of Incorporation and By-Laws also require advance notice for any director nominations or any resolutions to be presented at a shareholders' meeting. Any shareholder entitled to vote at an annual meeting may nominate at that meeting one or more persons for election as directors, but only if written notice of the intent to make the nomination has been given to our corporate secretary at least 90 days before the meeting. Similar 90 day advance written notice to our secretary is required for any resolution to be presented at the meeting.

WILL ANY OTHER MATTERS BE PRESENTED?

The Board of Directors is not aware of any matter to be voted on at the Meeting other than the election of directors and the other three proposals described in this Proxy Statement. If any other matter requires a shareholder vote, the person or persons voting the proxies will vote, in accordance with their best judgment, in the interest of the Corporation.

By Order of the Board of Directors

Robert A. Reed
Vice President and Secretary

                        (JEFFERSON PILOT FINANCIAL LOGO)

                                                                      APPENDIX A

                                     [LOGO]                    JEFFERSON PILOT
                                                                  FINANCIAL


INSTRUCTIONS FOR VOTING YOUR PROXY

This proxy covers all Jefferson-Pilot Corporation shares you own in any of the following ways:

   -  Shares held of record
   -  Shares in our Dividend Reinvestment Plan
   -  Shares in our JP TeamShare Plan
   -  Shares in our Agents' Retirement Plan

We are now offering shareholders two alternative ways of voting this proxy:

-Through the Internet   -By Mail
 (using a browser)       (traditional method)

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of voting, 24 hours a day, 7 days a week.

INTERNET VOTING  Available only until 5:00 p.m. (Eastern time) on April 30, 1999
---------------
  -  Visit our Internet voting website at http://cybervote.georgeson.com
  - Enter the Company Number AND Control Number shown below and follow the instructions on your screen
  -  You will incur only your usual Internet charges

VOTING BY MAIL
--------------
  - Simply mark, sign and date your proxy card and return it in the postage-paid envelope
  - If you vote by the Internet, please do not mail your proxy card


  Our Annual Meeting of Shareholders will be held at 10:00 a.m. on May 3, 1999 at our offices at 100 North Greene Street, Greensboro, NC.

               --------------                --------------
               COMPANY NUMBER                CONTROL NUMBER
               --------------                --------------

                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

     Please mark
[X]  votes as in
     this example

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE FOUR PROPOSALS.

       JEFFERSON-PILOT'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH
                             PROPOSAL LISTED BELOW.
    -----------------------------------------------------------------------

1.  Election of three Class I Directors:    FOR  WITHHOLD
    Nominees:                               [ ]    [ ]
          Kenneth C. Mlekush
          William Porter Payne
          David A. Stonecipher

----------------------------------
FOR all listed nominees except as
noted above

2.  Approval of key amendments to the        FOR   AGAINST   ABSTAIN
    Long Term Stock Incentive Plan           [ ]     [ ]       [ ]

3.  Approval of the ongoing amended          FOR   AGAINST   ABSTAIN
    Non-Employee Directors' Stock            [ ]     [ ]       [ ]
    Option Plan

4.  Approval of CEO bonus arrangement        FOR   AGAINST   ABSTAIN
                                             [ ]     [ ]       [ ]

                                             [ ]  I plan to attend the meeting.
                                             [ ]  See noted comments.

                                             DATE:_______________________, 1999
                                             __________________________________
                                             __________________________________
                                             SIGNATURE(S)

                                             IMPORTANT: Please sign exactly as
                                             your name(s) appear(s) hereon. If
                                             you are acting as an attorney-in-
                                             fact, corporate officer or in a
                                             fiduciary capacity, please indicate
                                             the capacity in which you are
                                             signing.

[LOGO] JEFFERSON PILOT
       FINANCIAL


                          JEFFERSON-PILOT CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             for the Annual Meeting of Shareholders on May 3, 1999

PROXY

The undersigned hereby constitute(s) and appoint(s) David A. Stonecipher, John
D. Hopkins and Robert A. Reed, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution of each, and with all the powers the undersigned would possess if personally present, to vote all shares of stock of Jefferson-Pilot Corporation the undersigned is entitled to vote at the Annual Meeting of Shareholders of Jefferson-Pilot Corporation to be held on May 3, 1999, and at any adjournment thereof, upon the matters referred to in the Notice of Meeting and Proxy Statement for said meeting and in their discretion upon such other business as may properly come before the meeting or any adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED, OR IF NO CHOICE IS SPECIFIED, "FOR" EACH OF THE FOUR PROPOSALS LISTED ON THE REVERSE SIDE. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOUR PROPOSALS.

              (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)
                                                                   [SEE REVERSE]
                                                                        SIDE